Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
          FIRST SUPPLEMENTAL INDENTURE, dated as of September 27, 2010 (the “First Supplemental Indenture”), by and between Valeant Pharmaceuticals International, a Delaware corporation, (the “Company”), Biovail Corporation (to be known as Valeant Pharmaceuticals International, Inc.), a Canadian corporation (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., a national banking association and successor to The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).
          WHEREAS, pursuant to the Indenture, dated as of November 19, 2003 (the “Indenture”) among the Company, Ribapharm, Inc., a Delaware corporation, and the Trustee, the Company issued $200,000,000 aggregate principal amount of 4.0% Convertible Subordinated Notes due 2013 (the “Notes”);
          WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, the Guarantor, Biovail Americas Corp., a Delaware corporation and a wholly owned subsidiary of the Guarantor (“BAC”) and Beach Merger Corp., a Delaware corporation and a newly formed, wholly owned subsidiary of BAC (“Beach Merger Sub”), Beach Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned indirect subsidiary of the Guarantor (the “Merger”);
          WHEREAS, pursuant to the Merger Agreement, as of 12:01 A.M. (EDT) on September 28, 2010, the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Valeant Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Valeant Common Stock held by the Guarantor, BAC or Beach Merger Sub (all of which will be cancelled) and other than shares held by any Company stockholders who properly exercise appraisal rights with respect thereto in accordance with the Merger Agreement and Section 262 of the Delaware General Corporate Law, will be converted into the right to receive 1.7809 common shares, no par value per share, of the Guarantor (the “Guarantor Common Shares”);
          WHEREAS, pursuant to Section 4.11 of the Indenture, the Company and the Guarantor are required to execute and deliver to the Trustee a supplemental indenture providing that from and after the Effective Time, each $1,000 principal amount of Notes outstanding is, at the option of the Holder, convertible into the right to receive the number of shares of Guarantor Common Shares that a Holder would have received upon consummation of the Merger if such Holder had converted the Notes into Valeant Common Stock immediately before the Effective Time.

          WHEREAS, the Guarantor will provide a full and unconditional subordinated guarantee (the “Guarantee”) of the obligations of the Company under the Notes;
          WHEREAS, Section 11.1 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder to, among other things, comply with Section 4.11 of the Indenture and to make any other change that does not adversely affect the rights of any Holder; and
          WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the First Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
TERMS
          SECTION 1.01. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.
ARTICLE II
EFFECT OF MERGER
          SECTION 2.01. Conversion Right. Pursuant to Section 4.11 of the Indenture, as a result of the Merger, from and after the Effective Time, each $1,000 principal amount of Notes outstanding shall be convertible, during any period in which such Notes shall be convertible as specified in the Indenture, into the number of shares of Guarantor Common Shares that a Holder would have received upon consummation of the Merger if such Holder had converted the Notes into Valeant Common Stock immediately before the Effective Time.
          For the avoidance of doubt, the Conversion Rate as of the opening of business on September 28, 2010 and taking into account (i) the adjustment in connection with the dividend of $16.77 per share of Valeant Common Stock declared by Valeant’s Board of Directors on September 27, 2010 with a record date of September 27, 2010 and (ii) the adjustment in connection with the Merger, will be 76.0948 Guarantor Common Shares per $1,000 principal amount of Notes.
ARTICLE III
GUARANTEE

          SECTION 3.01. Amendments to Indenture. The following Sections 13.1 to 13.8 shall be added as a new Article 13 of the Indenture, and shall hereinafter be deemed a part of the Indenture and applicable to each series of the Notes. The following definition shall apply to Article 13 of the Indenture, as amended hereby: “Guarantor” shall mean Valeant Pharmaceuticals International, Inc. (formerly known as Biovail Corporation), a Canadian corporation.
          Section 13.1. Guarantees.
          The Guarantor hereby unconditionally and irrevocably guarantees to each Holder of the Notes and to the Trustee and its successors and assigns (i)(a) the full and punctual payment of principal and interest on the Notes of such Holder when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company to the Holders and the Trustee under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal (all of the foregoing being hereinafter collectively called the “Guarantees”); provided that the Guarantees shall be subordinated and subject in right of payment to the prior payment in full in cash or other payment to the holders of Senior Indebtedness of all Senior Indebtedness (substituting solely for the purposes of this Article 13, “the Guarantor” for “Obligors” in the definition of such term), to the same extent and in the same manner in which the obligations of the Obligors are subordinated as set forth in Article V of the Indenture.
          The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guarantees and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Notes or the Guarantees. The Guarantees hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantees or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guarantees or (f) any change in the ownership of the Guarantor.
          The Guarantor further agrees that its Guarantees hereunder constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection).
          The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or failure to enforce the provisions of any Note or this

Indenture, or any waiver, modification, consent or indulgence granted to the Company with respect thereto (unless the same shall also be provided the Guarantor), by the Holder of any Note or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall, without the consent of the Guarantor, increase the principal amount of a Note or the interest rate thereon or increase any premium payable upon redemption thereof. The Guarantees shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantees or otherwise. Without limiting the generality of the foregoing, the Guarantor covenants that the Guarantees shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.
          The Guarantor further agrees that the Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal, premium, if any, or interest on any Note is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, premium on, if any, or interest on any Note when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation under the Notes, the Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such obligations under such Notes, (ii) accrued and unpaid interest on such obligations under such Notes (but only to the extent not prohibited by law) and (iii) all other monetary obligations with respect to such Notes of the Company to the Holders and the Trustee.
          The Guarantor will be subrogated to all rights of the Holders against the Company in respect of any amount paid by the Guarantor pursuant to the provisions of the Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium on, if any, and interest on such Notes shall have been paid in full. The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations with respect to the Notes hereby may be accelerated as provided herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations with respect to such Notes, and (y) in the event of any declaration of acceleration of such obligations as provided herein, the Guarantees (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Article 13.
          The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Article 13.
          Section 13.2. Successors and Assigns.
          This Article 13 shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
          Section 13.3. No Waiver.
          Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 13 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 13 at law, in equity, by statute or otherwise.
          Section 13.4. Modification.
          No modification, amendment or waiver of any provision of this Article 13, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.
          Section 13.5. Notation of Guarantee Not Required.

          The Guarantor hereby agrees that the Guarantee set forth in this Article 13 shall remain in full force and effect notwithstanding the absence on any Note of a notation relating to the Guarantee.
          Section 13.6. Benefits Acknowledged.
          The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
          Section 13.7. Release of Guarantee.
          Provided that no notice that a Default or Event of Default has occurred and is continuing has been delivered to the Holders, the Guarantee shall be automatically and unconditionally released and discharged, and no further action by the Guarantor, the Company or the Trustee is required for the release of the Guarantee, upon the Company delivering to the Trustee an Officers’ Certificate stating that the Guarantee is released in full.
          Section 13.8. Limitation on Guarantor Liability.
          The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code or any similar federal or state law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guarantee or any other guarantee result in the obligations of the Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.
ARTICLE IV
ACCEPTANCE OF FIRST SUPPLEMENTAL INDENTURE
          SECTION 4.01. Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE V
MISCELLANEOUS PROVISIONS
          SECTION 5.01. Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall become effective as of the Effective Time.
          SECTION 5.02. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company, the Guarantor and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby;
          SECTION 5.03. Effect of Guarantee; Guarantor to be Bound by Indenture. The Guarantor hereby irrevocably fully and unconditionally Guarantees to each Holder of Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, any Notes or the obligations of the Company under the Indenture or any Notes, the obligations of the Company with respect to payment and performance of each Note and the other obligations of the Company under the Indenture with respect to the Outstanding Notes on the terms, and subject to the conditions, contained in Article 13 of the Indenture (as amended by this First Supplemental Indenture) and agrees to be bound by all other terms of the Indenture.
          SECTION 5.04. Indenture Remains in Full Force and Effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this First Supplemental Indenture, shall remain in full force and effect.
          SECTION 5.05. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
          SECTION 5.06. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.
          SECTION 5.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 5.08. Confirmation and Preservation of Indenture. The Indenture as supplemented and amended by this First Supplemental Indenture is in all respects confirmed and preserved.
          SECTION 5.09. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
          SECTION 5.10. Successors. All covenants and agreements in this First Supplemental Indenture by the Company, the Guarantor and the Trustee shall be binding upon and accrue to the benefit of their respective successors.
          SECTION 5.11. Separability Clause. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 5.12. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, the Indenture or the Notes, express or implied, shall give any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal right or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Notes.
          SECTION 5.13. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereon. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
          SECTION 5.14. Certain Duties and Responsibility of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this First Supplemental Indenture relating to the amount of Guarantor Common Shares receivable by Holders upon conversion of their Notes.

          SECTION 5.15. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE.
[Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Peter J. Blott
	Name:	Peter J. Blott
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

BIOVAIL CORPORATION
By:	/s/ Margaret Mulligan
	Name:	Margaret Mulligan
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee
By:	/s/ Alex Briffett
	Name:	John A. (Alex) Briffett
	Title:	Authorized Signatory

[Signature Page to First Supplemental Indenture]